ASSET EXCHANGE AGREEMENT

THIS ASSET EXCHANGE AGREEMENT (this "**Agreement**") is made and entered into this 26th day of September, 2007 by and between Teton Energy Corporation, a Delaware corporation, Teton Piceance LLC, a wholly-owned subsidiary of Teton Energy Corporation and any designated subsidiary (collectively referred to as "Teton"), whose address is 410 17th Street, Suite 1850, Denver, Colorado 80202 and Delta Petroleum Corporation, a Delaware corporation ("**Delta**"), whose address is 370 17th Street, Suite 4300, Denver, Colorado 80202. Delta and Teton are sometimes referred to individually as a "**Party**" or collectively as the "**Parties**."

RECITALS

WHEREAS, Delta is the owner of certain oil and gas assets located in Washington, Morgan, Kit Carson and Yuma Counties, Colorado.

WHEREAS, Teton is the owner of certain oil and gas assets located in Garfield County, Colorado; and

WHEREAS, Teton and Delta wish to exchange their respective interests in these oil and gas assets in accordance with the like-kind exchange provisions of Section 1031 of the Internal Revenue Code of 1986, as amended, and to exchange certain other consideration in connection therewith.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
EXCHANGE PROPERTY

Section 1.1 Exchange and Consideration. On the Closing Date (defined in Section 6.1), Teton shall deliver to Delta all of its interest in the Teton Exchange Property (as set forth in Section 1.6) and in exchange therefor Delta shall deliver to Teton the cash (as set forth in Section 1.3) and all of its interest in the Delta Exchange Property (as set forth in Section 1.5), each in accordance with the terms of this Agreement. The exchange of the properties as provided herein shall be effective as of July 1, 2007 at 7:00 a.m. Mountain Daylight Time (the "**Effective Date**"). The Delta Exchange Property and the Teton Exchange Property may be referred to herein periodically as "Exchange Property" or "Exchanged Properties." In this Agreement the Party selling the Exchange Property may sometimes be referred to as the Seller and the Party buying the Exchange Property may sometimes be referred to as the Buyer.

Section 1.2 First Right of Purchase. In the event that Teton elects to sell the remainder of its undivided interest in properties associated with the Teton Exchange Property ("**Teton Subject Property**"), Teton shall notify Delta of its intention to sell the Teton Subject Property. Delta shall have a period of 30 days following its receipt of written notice from Teton of Teton's intent to sell the Teton Subject Property in which to tender an offer to purchase the Teton Subject Property. If Delta makes an offer ("**Delta's Offer**"), Teton shall have five (5) business days to accept or reject such offer. If Teton rejects Delta's Offer, Teton may sell or otherwise dispose of the Teton Subject Property free and clear of any interest or claim of Delta

within sixty (60) days following the date of the earlier of (i) the date of Delta's Offer, or (ii) the expiration of the thirty-day period ("**Sale Period**"), provided, that Teton may not sell the Teton Subject Property within the Sale Period for cash or other consideration in an amount less than the amount of cash or other consideration offered by Delta. If Teton does not sell the Teton Subject Property within the Sale Period, Delta's rights and Teton's obligations under this Section 1.2(a) shall be renewed irrespective of any prior offers by Delta. Delta's right to make a first offer to purchase the Teton Subject Property shall not apply in the event the Teton Subject Property is sold as part of any sale of all or substantially all of the assets of Teton and/or its affiliates or the sale of a controlling interest in the stock of Teton or in the event of a merger; provided, however, any purchaser or successor in any such transaction shall take the Teton Subject Property subject to the right of first offer contained in this Section 1.2(a), and it shall be a covenant running with the land.

Section 1.3 Purchase Consideration; Deposit. At Closing, Delta shall pay to Teton $33,000,000 in cash ("**Cash Portion**"). Such cash shall be wired to a bank account designated by Teton on or prior to Closing. On the date hereof, Delta shall deposit with Teton $1,000,000 ("**Deposit**"), which shall be applied against the Cash Portion deliverable at Closing. The Deposit shall be wired to a bank account designated by Teton prior to Closing. The Deposit shall be non-refundable, except in the event that Delta does not proceed to Closing as a result of conditions set forth in Section 5.1 not being satisfied by Teton or if Teton breaches Section 11.7 of this Agreement.

Section 1.4 Adjustments to Purchase Price. The purchase price shall be adjusted at Closing pursuant to a preliminary settlement statement ("**Preliminary Settlement Statement**"). Each Party shall prepare a draft Preliminary Settlement Statement pertaining to its respective Exchange Property and furnish it to the other Party as soon as possible but prior to Closing. Each Seller shall be credited with or debited with, as appropriate, the amounts specified in Section 7.1(a). The Parties shall confer to arrive at a single Preliminary Settlement Statement which incorporates the amounts from the draft Preliminary Settlement Statements prepared by each Party. The Party whose debits exceed its credits in the aggregate as shown on the Preliminary Settlement Statement shall pay the excess to the other Party in immediately available funds by wire transfer at Closing.

Section 1.5 Delta Exchange Property. The Delta Exchange Property shall mean all of Delta's right, title and interest in and to the following (the "**Delta Exchange Property**"):

(a) The oil and gas leases (including all leasehold estates, mineral interests, royalty interests, overriding royalty interests, net profits interests, surface estates, water rights, or similar interests) specifically described in Exhibit A, Part 1 insofar and only insofar as said leases cover the lands described on said Exhibit A, Part 1 (the "**Delta Leases**") and the oil, gas and all other hydrocarbons ("**Hydrocarbons**") attributable to the Delta Leases.

(b) The oil and gas wells specifically described in Exhibit B (the "**Wells**") and all personal property, equipment, fixtures, improvements, permits, rights-of-way and easements used in connection with the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons produced from the Leases and Lands described in Subsection 1.5(a).

(c) The unitization, pooling and communitization agreements, declarations and orders, and all other such agreements relating to the properties and interests described in Subsections 1.5(a) and (b) and to the production of Hydrocarbons, if any, attributable to said properties and interests.

(d) All existing and effective sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, development agreements, balancing agreements, farmout agreements, service agreements and other contracts, agreements and instruments, insofar as they relate to the properties and interests described in Subsections 1.5(a) through (c).

(e) To the extent transferable, all engineering, geologic, geophysical and seismic (including, but not limited to, 2D and 3D) data, interpretations, analysis, and maps, and licenses of non-owned data, pertaining to the properties and interests described in Subsections 1.5(a) through (d); and

(f) Originals of all files, records and data relating to the items described in Subsection 1.5(a) through (e) in the possession of the Seller (the "Records").

Section 1.6 Teton Exchange Property. The Teton Exchange Property shall mean one-half (1/2) of Teton's right, title and interest (being an undivided 12.5%) in the following (the "**Teton Exchange Property**"):

(a) The oil and gas leases (including all leasehold estates, mineral interests, royalty interests, overriding royalty interests, net profits interests, surface estates, water rights, or similar interests) specifically described in Exhibit C (the "**Teton Leases**") and the oil, gas and all other hydrocarbons ("**Hydrocarbons**") attributable to the Leases and the lands covered thereby (the "**Lands**").

(b) The oil and gas wells specifically described in Exhibit D (the "**Wells**") and all personal property, equipment, fixtures, improvements, permits, rights-of-way and easements used in connection with the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons produced from the Leases and Lands described in Subsection 1.6(a).

(c) The unitization, pooling and communitization agreements, declarations and orders, and all other such agreements relating to the properties and interests described in Subsections 1.6(a) and (b) and to the production of Hydrocarbons, if any, attributable to said properties and interests.

(d) All existing and effective sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, development agreements, balancing agreements, farmout agreements, service agreements and other contracts, agreements and instruments, insofar as they relate to the properties and interests described in Subsections 1.6(a) through (c).

(e) To the extent transferable, engineering, geologic, geophysical and seismic data and licenses pertaining to the properties and interests described in Subsections 1.6(a) through (d).

(f) Copies of all files, records and data relating to the items described in Subsection 1.6(a) through (e) in the possession of the Seller.

Section 1.7 Excluded Properties. Excluded from both the Delta Exchange Property and the Teton Exchange Property (together, "**Exchange Property**") shall be the following (with respect to each of Delta and Teton, "**Excluded Properties**"):

(a) all assets, rights, properties, liabilities, claims and matters described on Exhibit A, Part 2 (Delta), and Exhibit C, Part 2 (Teton);

(b) all trade credits, hedges, and all accounts, instruments and general intangibles (as such terms are defined in the New York Uniform Commercial Code) attributable to the Exchange Property with respect to any period of time prior to the Effective Date;

(c) all Hydrocarbons, if any, produced from or otherwise attributable to the Exchange Property with respect to all periods prior to the Effective Date, together with all proceeds from the sale of such Hydrocarbons, and all tax credits attributable thereto;

(d) all claims of a Party, as applicable, for refunds of or loss carry forwards with respect to (i) ad valorem, severance, production or any other taxes attributable to any period prior to the Effective Date, (ii) income or franchise taxes, or (iii) any taxes attributable to other Excluded Property, and such other refunds, and rights thereto, for amounts paid in connection with the Exchange Property and attributable to the period prior to the Effective Date, including refunds of amounts paid under any gas gathering or transportation agreement;

(e) all amounts due or payable to a Party, as applicable, as adjustments to insurance premiums related to the Exchange Property with respect to any period prior to the Effective Date;

(f) all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Exchange Property for any period prior to the Effective Date, or (ii) any other Excluded Property;

(g) all of a Party's (as applicable) proprietary technology and improvements, computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property excluding all geological, geophysical and engineering interpretations and analysis pertaining to the Exchange Property; and all documents and instruments of a Party, as applicable, that may be protected by an attorney-client or other privilege and specifically excluding any and all surface topographic mapping data;

(h) All of Delta's vehicles and other rolling stock (other than vehicles, tools, and telecommunication equipment used by the employee referenced in Section 7.4) and any equipment, pumping units, tubulars or other personal property located in Delta's YY Yard located in the SE/4NE/4 and NE/4SE/4 of Section 27, Township 3 South, Range 49 West;

(i) All corporate, tax, legal, proprietary and financial records of a Party; and

(j) All pipeline and well imbalances, and payments attributable thereto,

attributable to the Exchange Property, as applicable, prior to the Effective Date.

Section 1.8 Preferential Purchase Rights. The parties have identified a preferential right to purchase under the terms of a Joint Operating Agreement dated September 24, 2004 between Stelbar, et al. and Delta. Delta shall send the notices to the owners of such preferential right (hereafter "Stelbar") based upon an allocated value of $30,000. If Stelbar exercises its preferential right to purchase within the time frame specified in the preferential purchase right, Delta (or Teton, if title to such property has at that time been transferred to Teton) shall promptly convey the affected Exchange Property to Stelbar effective as of the Effective Date, pursuant to the terms of this Agreement, and the purchase price for the affected Exchange Property shall be paid to Teton. The remedies set forth in Section 1.8 are the exclusive remedies under this Agreement for the exercised preferential purchase right described herein.

ARTICLE 2
FILES AND DUE DILIGENCE

Section 2.1 Due Diligence. Each Party has made available to the other Party and its representatives, at its own risk and expense, its files related to the Exchange Properties, including, without limitation, all information contained in the files relating to the acquisition, title and maintenance of the Exchange Property; all rental receipts, instruments and commitments; and all contracts relating to the Exchange Property, including, among others, all surface use agreements, water well agreements, water discharge permits, operating agreements, licenses, marketing and transportation arrangements, gas balancing agreements, letter agreements and governmental permits and partner or joint venture agreements or any proposed or consummated third-party agreements for possible acreage purchases, farm-ins or sales.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Delta. Delta makes the following representations and warranties as of Closing in its capacity as Seller of its interests in the Delta Exchange Property. The term "Knowledge" shall mean the actual knowledge of Delta's respective management personnel.

(a) Status. Delta is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is qualified to carry on its business in such other jurisdictions as may be necessary.

(b) Power. Delta has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any material provision of Delta's governing documents, or, to Delta's Knowledge, any judgment, decree, order, statute, rule or regulation applicable to Delta.

(c) Authorization and Enforceability. This Agreement constitutes Delta's legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such

enforceability is considered in a proceeding in equity or at law.

(d) No Liens. Schedule 3.1(d) sets forth the recording or filing information for all liens or security interests recorded or filed against the Delta Exchange Property. The Delta Exchange Property will be conveyed to Teton at Closing free and clear of all liens, encumbrances and adverse claims created by, through, or under Delta.

(e) Liability for Brokers' Fees. Except as disclosed in Schedule 3.1(e), Delta has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Teton shall have any responsibility whatsoever.

(f) No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or, to the Knowledge of Delta, threatened against Delta.

(g) Litigation. There are no actions, suits or proceedings pending or, to the Knowledge of Delta, threatened, nor has Delta become aware of facts or circumstances which could result in the institution of a claim or action against Delta or any of the Delta Exchange Property in the future, in any court or by or before any federal, state, municipal or other governmental agency that would materially adversely affect Delta or the Delta Exchange Property or impair Delta's ability to consummate the transactions contemplated hereby; nor is Delta in default under any order, writ, injunction, or decree of any court or federal, state, municipal or other governmental agency.

(h) Audits. There are no audits currently being conducted by Delta of the joint account under any operating agreements nor are there any audits of Delta currently underway or to Delta's Knowledge imminent.

(i) Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against Delta.

(j) Compliance with Law. To the best of Delta's Knowledge, the Delta Exchange Property has been operated in compliance with all applicable federal, state and local laws, rules, regulations and orders. Delta has not received any written notice of a material violation of any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to the Delta Exchange Property which would, in the aggregate, have a material adverse effect on the Delta Exchange Property (taken as a whole).

(k) Advance Payments. Delta has not (i) sold forward any Hydrocarbons, (ii) received any material advance, "take-or-pay" or other similar payments under production sales contracts that entitle the purchasers to "make up" or otherwise receive deliveries of Hydrocarbons without paying at such time the contract price therefor, (iii) taken or received any material amount of Hydrocarbons under any gas balancing agreements or any similar arrangements not accounted for in a purchase price adjustment that permit any person thereafter to receive any portion of the interest of Delta to balance any disproportionate allocation of Hydrocarbons, or (iv) committed to any hedge, option, or other similar contracts tied to the Hydrocarbons. No Hydrocarbons attributable to the Delta Exchange Property are subject to a

sales contract (other than contracts terminable on no more than 60 days notice) and no person has any call upon, option to purchase or similar rights with respect to the production from the Delta Exchange Property.

(l) Material Agreements. Schedule 3.1(l) is a list of all agreements that are material to the ownership and operation of the Delta Exchange Property (with such agreements listed on Schedule 3.1(l) being the "Delta Material Agreements"). To Delta's Knowledge, (i) the Delta Material Agreements are in full force and effect, and (ii) there are no defaults existing with regard to the Delta Material Agreements and (iii) Delta has not received a written notice of material default with respect to the Delta Material Agreements or the Delta Leases that remains uncured.

(m) Commitments or Proposals. Except as set forth in Schedule 3.1(m), or for individual expenses or expenditures less than $25,000 net to Delta's interest, Delta has incurred no expenses, and has made no commitments to make expenditures (including through the entry into any agreement that would obligate Teton to make expenditures), in connection with the ownership or operation of the Delta Exchange Property since the Effective Date, other than routine expenses incurred in the normal development of the Delta Exchange Property and/or operation of existing Delta Wells.

(n) Taxes. Delta has not received a written notice from the appropriate taxing authority that Production Taxes (as defined in Section 9.1) on the Delta Exchange Property due and payable prior to the date hereof have not been fully and properly paid.

(o) Tax Partnership. To Delta's Knowledge, no portions of the Delta Exchange Property are currently owned by any entity or group that (a) is deemed to be a partnership within the meaning of Section 761 of the Internal Revenue Code of 1986 (the "Code") and (b) is not excluded from the application of Subchapter K of Chapter 1 of Title A of the Code by reason of the election described in Code Section 761(a).

(p) Consents and Preferential Purchase Rights. Except as listed on Schedule 3.1(p), other than governmental consents to assignments that are customarily obtained after Closing, there are no consents required to be obtained by Delta for the assignment of the Delta Exchange Property and there are no preferential purchase rights with respect to the Delta Exchange Property.

(q) Foreign Person. Delta is not a "foreign person" within the meaning of Section 1445(f) of the United States Internal Revenue Code of 1986.

(r) No AMI or Farmout Obligations. No portion of the Delta Exchange Property is subject to any area of mutual interest agreement, any farm-out agreement under which a party thereto is entitled to receive assignments not yet made, or any similar agreements.

(s) Lease Status/Rentals/Royalties/Taxes. To Delta's Knowledge, the Delta Leases are (i) in full force and effect in accordance with their terms and (ii) all obligations under the Delta Leases have been fully performed, including the proper and timely payment of all royalties, rentals and other payments due under the Delta Leases. To the best of Delta's Knowledge, there are currently pending no requests or demands for payments, adjustments of

payments or performance pursuant to obligations under the Delta Leases. Delta has not received a written notice of default with respect to the payment or calculation of rentals, royalties and/or Production Taxes attributable to the Exchange Property.

(t) Wells and Wellbores. No wells or wellbores exist on the Delta Exchange Property other than those listed on Exhibit B.

Section 3.2 Representations and Warranties of Teton. Teton makes the following representations and warranties as of Closing in its capacity as Seller of its interests in the Teton Exchange Property. The term "Knowledge" shall mean the actual knowledge of Teton's respective management personnel.

(a) Status. Teton Energy Corporation is a Delaware corporation and Teton Piceance LLC is a Colorado limited liability company, and each is duly organized, validly existing and in good standing under the laws of the State of Colorado and is qualified to carry on its business in such other jurisdictions as may be necessary.

(b) Power. Teton has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any material provision of Teton's governing documents, or, to Teton's Knowledge, any judgment, decree, order, statute, rule or regulation applicable to Teton.

(c) Authorization and Enforceability. This Agreement constitutes Teton's legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

(d) No Liens. Schedule 3.2(d) sets forth the recording or filing information for all liens or security interests recorded or filed against the Teton Exchange Property. The Teton Exchange Property will be conveyed to Delta at closing free and clear of all liens, encumbrances and adverse claims created by, through or under Teton.

(e) Liability for Brokers' Fees. Except as disclosed in Schedule 3.2(e), Teton has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Delta shall have any responsibility whatsoever.

(f) No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or, to the Knowledge of Teton, threatened against Teton.

(g) Litigation. There are no actions, suits or proceedings pending or, to the Knowledge of Teton, threatened, nor has Teton become aware of facts or circumstances which could result in the institution of a claim or action against Teton or any of the Teton Exchange Property in the future, in any court or by or before any federal, state, municipal or other governmental agency that would materially adversely affect Teton or the Teton Exchange Property or impair Teton's ability to consummate the transactions contemplated hereby; nor is

Teton in default under any order, writ, injunction, or decree of any court or federal, state, municipal or other governmental agency.

(h) Audits. There are no audits currently being conducted by Teton of the joint account under any operating agreements nor are there any audits of Teton currently underway or to Teton's Knowledge imminent.

(i) Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against Teton.

(j) Compliance with Law. To the best of Teton's Knowledge, the Teton Exchange Property has been operated in compliance with all applicable federal, state and local laws, rules, regulations and orders. Teton has not received any written notice of a material violation of any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to the Teton Exchange Property which would, in the aggregate, have a material adverse effect on the Teton Exchange Property (taken as a whole).

(k) Advance Payments. Teton has not (i) sold forward any Hydrocarbons, (ii) received any material advance, "take-or-pay" or other similar payments under production sales contracts that entitle the purchasers to "make up" or otherwise receive deliveries of Hydrocarbons without paying at such time the contract price therefor, (iii) taken or received any material amount of Hydrocarbons under any gas balancing agreements or any similar arrangements not accounted for in a purchase price adjustment that permit any person thereafter to receive any portion of the interest of Teton to balance any disproportionate allocation of Hydrocarbons, or (iv) committed to any hedge, option, or other similar contracts tied to the Hydrocarbons. No Hydrocarbons attributable to the Teton Exchange Property are subject to a sales contract (other than contracts terminable on no more than 60 days notice) and no person has any call upon, option to purchase or similar rights with respect to the production from the Teton Exchange Property.

(l) Material Agreements. Schedule 3.2(l) is a list of all agreements that are material to the ownership and operation of the Teton Exchange Property (with such agreements listed on Schedule 3.2(l) being the "Teton Material Agreements"). To Teton's Knowledge, (i) the Teton Material Agreements are in full force and effect, and (ii) there are no defaults existing with regard to the Teton Material Agreements and (ii) there are no defaults existing with regard to the Teton Materials Agreements and (iii) Teton has not received a written notice of material default with respect to the Teton Materials Agreements or the Teton Leases that remain uncured.

(m) Commitments or Proposals. Except as set forth in Schedule 3.2(m), or for individual expenses or expenditures less than $25,000 net to Teton's interest, Teton has incurred no expenses, and has made no commitments to make expenditures (including through the entry into any agreement that would obligate Delta to make expenditures), in connection with the ownership or operation of the Teton Exchange Properties since the Effective Date, other than routine expenses incurred in the normal development of the Teton Exchange Properties and/or operation of existing Teton Wells.

(n) Taxes. Teton has not received a written notice from the appropriate taxing authority that Production Taxes (as defined in Section 9.1) on the Teton Exchange Property due and payable prior to the date hereof have not been fully and properly paid.

(o) Tax Partnership. To Teton's Knowledge, no portions of the Teton Exchange Property are currently owned by any entity or group that (a) is deemed to be a partnership within the meaning of Section 761 of the Internal Revenue Code of 1986 (the "Code") and (b) is not excluded from the application of Subchapter K of Chapter 1 of Title A of the Code by reason of the election described in Code Section 761(a).

(p) Consents and Preferential Purchase Rights. Except as listed on Schedule 3.2(p), other than governmental consents to assignments that are customarily obtained after Closing, there are no consents required to be obtained by Teton for the assignment of the Teton Exchange Property and there are no preferential purchase rights with respect to the Teton Exchange Property.

(q) Foreign Person. Teton is not a "foreign person" within the meaning of Section 1445(f) of the United States Internal Revenue Code of 1986.

(r) No AMI or Farmout Obligations. Except as listed on Schedule 3.2(r), no portion of the Teton Exchange Property is subject to any area of mutual interest agreement, any farm-out agreement under which a party thereto is entitled to receive assignments not yet made, or any similar agreements.

(s) Lease Status/Rentals/Royalties/Taxes. To Teton's Knowledge, the Teton Leases are (i) in full force and effect in accordance with their terms and (ii) all obligations under the Teton Leases have been fully performed, including the proper and timely payment of all royalties, rentals and other payments due under the Teton Leases. To the best of Teton's Knowledge, there are currently pending no requests or demands for payments, adjustments of payments or performance pursuant to obligations under the Teton Leases. Teton has not received a written notice of default with respect to the payment or calculation of rentals, royalties and/or Production Taxes attributable to the Exchange Property.

ARTICLE 4
DISCLAIMER OF WARRANTIES

THE ASSIGNING PARTIES MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO THE EXCHANGE PROPERTY CONVEYED PURSUANT TO THIS AGREEMENT, EXCEPT WITH RESPECT TO (A) THE REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN AND (B) THE SPECIAL WARRANTY PROVIDED FOR IN THE ASSIGNMENT, CONVEYANCE AND BILL OF SALE. EACH ASSIGNEE ACKNOWLEDGES THAT THE OWNER HAS MADE NO REPRESENTATIONS, VERBAL OR OTHERWISE, OR WARRANTIES AS TO THE OWNER'S TITLE TO ITS EXCHANGE PROPERTY, AND IN ENTERING INTO AND PERFORMING THIS AGREEMENT, THE ASSIGNEE HAS RELIED, AND WILL RELY, SOLELY UPON THE OWNER'S EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN THE ASSIGNMENTS, AND THE ASSIGNEE'S

INDEPENDENT INVESTIGATION OF, AND JUDGMENT WITH RESPECT TO, THE EXCHANGE PROPERTY IT ACQUIRES HEREUNDER, ITS VALUE AND THE OWNER'S TITLE THERETO.

SUBJECT TO THE TERMS HEREOF, EACH ASSIGNEE ACKNOWLEDGES THAT THE OWNER HAS NOT MADE, AND EXPRESSLY DISCLAIMS AND NEGATES, AS TO PERSONAL PROPERTY, EQUIPMENT, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE EXCHANGE PROPERTY, (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS AND (IV) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE EXPRESS INTENTION OF THE PARTIES THAT SUCH EXCHANGE PROPERTY SHALL BE CONVEYED AND ACCEPTED "AS IS, WHERE IS, AND WITH ALL FAULTS" AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. THE PARTIES REPRESENT TO EACH OTHER THAT IF CLOSING OCCURS, THEY HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS OF SUCH EXCHANGE PROPERTY AS THEY DEEM APPROPRIATE. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

ARTICLE 5
CONDITIONS PRECEDENT TO CLOSING

Section 5.1 Conditions Precedent to Closing. The obligations of each Party at Closing are subject, at the option of such Party, to the satisfaction or waiver at or prior to Closing of the following conditions:

(a) all representations and warranties of the other Party set forth herein shall be true and correct in all material respects;

(b) the other Party shall have performed and satisfied in all material respects its covenants and agreements hereunder, and neither Party shall have breached Section 11.7;

(c) all consents necessary to consummate the assignment and conveyance of the other Party's Exchange Property to such Party shall have been obtained, waived or granted (other than governmental consents to assignments that are customarily obtained after Closing);

(d) all preferential purchase rights with respect to the other Party's Exchange Property shall have been waived, or the time period in which to exercise such rights shall have expired without exercise, with the exception of the preferential right addressed in Section 1.8;

(e) the Board of Directors of each Party shall have approved this transaction and the execution of this Agreement, which approval may be withheld for any reason or no reason; and

(f) this Agreement shall not have theretofore terminated pursuant to the terms hereof.

ARTICLE 6
CLOSING

Section 6.1 Date of Closing. The "**Closing**" of the transactions contemplated hereby shall be held on October 1, 2007, or such other date as the parties may agree or as otherwise provided herein. The date the Closing actually occurs is called the "**Closing Date**."

Section 6.2 Place of Closing. The Closing shall be held at Delta Petroleum Corporation's offices at 10:00 a.m. Denver, Colorado time or at such other time and place as the Parties may agree in writing.

Section 6.3 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Each Party shall execute, acknowledge and deliver to the other Party (or to such Party's designee) (i) an Assignment, Bill of Sale and Conveyance of the respective Exchange Property effective as of the Effective Date substantially in the form of Exhibit F (in a sufficient number of duplicate originals to accommodate recording in the appropriate jurisdictions); and (ii) such other assignments, bills of sale, or deeds necessary to transfer the Exchange Property to Buyer including without limitation federal and state forms of assignment;

(b) Delta shall deliver to Teton $33,000,000, less the deposit, in cash;

(c) Teton shall deliver fully executed and acknowledged releases of the liens and termination of the financing statements described in Schedule 3.2(d);

(d) Delta shall deliver fully executed and acknowledged releases of the liens described in Schedule 3.1(d);

(e) Delta shall deliver the fully executed and acknowledged Special Warranty Deed and Quitclaim Deed substantially in the form of Exhibits G and I attached hereto;

(f) Each Party shall execute the Transition Services Agreement attached hereto as Exhibit E;

(g) Each Party shall deliver transfer orders or letters in lieu;

(h) Each Party shall execute and deliver to the other an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code in form and substance satisfactory to each Party;

(i) Each Party shall execute and deliver to the other the Preliminary Settlement Statement and the Party whose debits exceed its credits in the aggregate as reflected on the Preliminary Settlement Statement shall deliver to the other Party an amount equal to the

excess in immediately available funds by wire transfer;

(j) Each Party shall execute the Contract Operator Agreement attached hereto as Exhibit J;

(k) Each Party shall execute the First Right of Purchase Agreement attached hereto as Exhibit K.

Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 7
POST-CLOSING OBLIGATIONS

Section 7.1 Post-Closing Adjustments. As soon as practicable after the Closing, but in no event later than 90 days after Closing, Delta and Teton will cause to be prepared, in accordance with customary industry accounting practices, and mutually agree to a settlement statement (the "**Final Settlement Statement**") setting forth a reconciliation of accounts between the Parties to determine the amount of the cash payment, if any, that may be owed to a Party. The Final Settlement Statement shall reflect any payments made at Closing pursuant to the Preliminary Settlement Statement.

(a) In determining the amount owed to a Party hereunder, the account of each Party in its role as both Seller and Buyer shall be debited or credited as follows:

(i) Plus the amount of all direct expenditures and costs (capital and expensed) chargeable to the Exchange Property under any applicable operating or unit agreement and incurred and paid by or on behalf of Seller in the ordinary course of owning and operating the Exchange Property and attributable to the period from the Effective Date to the Closing Date, including but not limited to Property Expenses (as defined in Section 8.1);

(ii) Plus an amount equal to all prepaid expenses that are actually paid by or on behalf of Seller prior to the Closing Date pertaining to the Exchange Properties in the ordinary course of owning and operating the Exchange Properties as heretofore owned and operated and attributable to the Exchange Properties and allocable to any period after the Effective Date, including, but not limited to Property Expenses;

(iii) Plus an amount equal to the value of Seller's interest in all merchantable oil or condensate in the tanks on the Effective Date attributable to the Exchange Properties net of all applicable taxes and royalties paid by Seller;

(iv) Less the amount of gross proceeds received by or credited to Seller that are attributable to the sale of any hydrocarbon production from the Exchange Properties for any period of time after the Effective Date net of all applicable taxes and royalties paid by Seller;

(v) Less the amount of all expenditures and costs relating to the Exchange Properties, such as unpaid property, production, severance, and similar taxes

and assessments (but not including income, franchise, or similar taxes, and not including ad valorem taxes which shall be paid in accordance with Section 9.2) based upon or measured by the ownership of the Exchange Properties, or the production of hydrocarbons or the receipt of proceeds therefrom, which are payable or which accrued to the Exchange Properties prior to the Effective Date and that are unpaid as of the Closing Date; and

(vi) Less the amount of all direct expenditures and costs (capital and expensed) chargeable to the Exchange Properties under any applicable operating or unit agreement and incurred and paid by Buyer and attributable to the period of time prior to the Effective Date, including but not limited to Property Expenses.

(b) Any amount due to a Party shall be paid by wire transfer in immediately available funds no later than five days after the Parties execute the Final Settlement Statement.

(c) Dispute Resolution. If the parties are unable to resolve a dispute as to the final accounting, the parties shall submit the dispute to binding arbitration to be conducted in accordance with the provisions of Article 10. The hearing shall be conducted no later than 30 days after the arbitration procedure is initiated. The arbitrators shall consider any evidence and testimony that they determine to be relevant, in accordance with procedures that they determine to be appropriate. The arbitrators shall render a written decision specifically establishing the correct amounts to be reflected on the Final Settlement Statement within 30 days after the hearing. Without the consent of both Seller and Buyer, the arbitration shall not determine any issues other than adjustments to be made pursuant to this Section 7.1; all other disputes shall be handled as otherwise provided in this Agreement.

Section 7.2 Records.

(a) Seller agrees to deliver the Records to Buyer at Closing.

(b) Seller may retain copies of the Records and Seller shall, for tax purposes or other purposes related to requests by governmental agencies, have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer agrees that the Records will be maintained in compliance with all applicable laws governing document retention. Buyer will not destroy or otherwise dispose of Records for a period of four years after Closing, unless Buyer first gives Seller reasonable notice and an opportunity to copy the Records to be destroyed.

(c) Seller agrees to cooperate with Buyer in providing financial information and records pertaining to the Exchange Property to Buyer's external auditors and/or representatives as may be necessary to permit Buyer to comply with the reporting obligations imposed by the Securities and Exchange Commission or any exchange on which Buyer's securities may be traded.

Section 7.3 Suspended Funds. All third party funds held by Seller in suspense will be retained by Seller at Closing and Seller shall remain responsible for the administration and payment of such suspended funds.

Section 7.4 Teton Assumption of Operations. During the term of the Transition Services Agreement, Delta shall cooperate with Teton in transferring operatorship of the Delta Exchange Property to Teton. Teton shall endeavor to reach agreement with Brad Smith, a current Delta employee who provides labor and services for the Delta Exchange Property, to employ him in Teton's operation of the Delta Exchange Property.

Section 7.5 Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement, including assurances that Seller and Buyer are financially capable of performing any indemnification required hereunder.

ARTICLE 8
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION

Section 8.1 Liabilities and Obligations.

(a) Buyer's Assumption of Liabilities and Obligations. Upon Closing, and except for Retained Liabilities and except for adjustments made pursuant to the Final Settlement Statement as provided in Section 7.1, each Buyer of Exchange Properties shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations ("**Obligations**") accruing or relating to (1) the ownership and operation of the Exchange Property both before and after the Effective Date including the owning, developing, exploring, operating or maintaining of the Exchange Property or the producing, transporting and marketing of Hydrocarbons from the Exchange Property, relating to periods both before and after the Effective Date including, without limitation, the payment of Property Expenses, the obligation to plug and abandon all wells (other than those described on Exhibit A, Part 2) located on the lands included in the Exchange Property and reclaim all well sites, the make-up and balancing obligations for overproduction of gas from the wells, all liability for royalty and overriding royalty payments and Production Taxes made with respect to the Exchange Property to the extent arising from or attributable to periods after the Effective Date; and (2) the Assumed Environmental Liabilities (collectively, the "**Assumed Liabilities**"). The term "**Property Expenses**" shall mean all capital expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, royalties, overriding royalties, leasehold payments, Production Taxes, drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the maintenance and operation of the Exchange Property during the period in question. The term **Assumed Environmental Liabilities** shall mean Buyer's obligation to assume and pay, perform, fulfill and discharge all claims, cost, expenses, liabilities and obligations accruing or relating to and release Seller, its stockholders, directors, officers, employees, agents and representatives, and their respective successors and assigns (but no other third parties) from all Losses (as defined in Section 8.2 below) (including any civil fines, penalties, costs of assessment, clean-up, removal and remediation of pollution or contamination, and expenses for the modification, repair or replacement of facilities on the Exchange Properties) brought or assessed by any and all persons

and any agency or other body of federal, state or local government, on account of any personal injury, illness or death, any damage to, destruction or loss of property, and any contamination or pollution of natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves any environmental condition of the Exchange Properties created or attributable to periods of time either before or after the Effective Date, including, but not limited to, the presence, disposal or release of any material (whether hazardous, extremely hazardous, toxic or otherwise) of any kind in, on or under the Exchange Properties.

(b) Seller's Retention of Liabilities and Obligations. Upon Closing each Seller of Exchange Properties shall retain, perform and pay all Obligations relating to (1) the adjustments to the purchase price described in Sections 1.4 and 7.1 which Obligations shall terminate upon the execution or determination of a Final Settlement Statement; (2) the covenants set forth in Section 7.2; (3) any liabilities associated with the Excluded Properties; (4) payment of ad valorem taxes as provided in Section 9.2; and (5) payment of suspended funds as provided in Section 7.3 (collectively, the "**Retained Liabilities**").

Section 8.2 Indemnification. "**Losses**" shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, diminution of value of an asset which is a part of the Exchange Property, loss of profits incurred by a Party hereto or Loss incurred as a result of the indemnified Party indemnifying a third party.

After the Closing, each Party in its capacity as Buyer and Seller shall indemnify the other as follows:

(a) Seller's Indemnification of Buyer. Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer, its stockholders, officers, directors, employees, agents and representatives, from and against all Losses which arise directly or indirectly from or in connection with (i) the Retained Liabilities and (ii) the material inaccuracy of any representation or warranty of Seller set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; and (iii) the breach of, or failure to perform or satisfy any of the covenants of Seller set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement.

(b) Buyer's Indemnification of Seller. Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its shareholders, officers, directors, employees, agents and representatives, from and against all Losses which arise directly or indirectly from or in connection with (i) the Assumed Liabilities and (ii) the material inaccuracy of any representation or warranty of Buyer set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; and (iii) the breach of, or failure to

perform or satisfy any of the covenants of Buyer set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement.

(c) Release. Buyer shall be deemed to have released Seller at the Closing from any Losses for which Buyer has agreed to indemnify Seller hereunder, and Seller shall be deemed to have released Buyer at the Closing from any Losses for which Seller has agreed to indemnify Buyer hereunder.

Section 8.3 Procedure. The indemnifications contained in Section 8.2 shall be implemented as follows:

(a) Coverage. Such indemnity shall extend to all Losses suffered or incurred by the indemnified party.

(b) Claim Notice. The Party seeking indemnification under the terms of this Agreement ("**Indemnified Party**") shall submit a written "Claim Notice" to the other Party ("**Indemnifying Party**") which, to be effective, must state: (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within 30 days after receipt of the Claim Notice, or after the amount of such payment has been finally established in accordance with the provisions of this Article 8 and Article 10, whichever is the latter to occur.

(c) Information. Promptly and in no event more than 20 days after the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Article 8 (a "**Claim**"), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party. The Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim and shall otherwise reasonably cooperate with the Indemnifying Party. At the election of the Indemnifying Party made within 60 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party's choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter. In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party's expense, any claim, legal action or other matter to which such other Party's indemnification under this Article 8 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party's reasonable discretion

at the Indemnifying Party's expense with the Indemnifying Party's consent which shall not be unreasonably withheld. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party's position with respect to such Claim.

(d) Dispute. If the existence of a valid Claim or amount to be paid by an Indemnifying Party is in dispute and the amount in dispute is less than $1,000,000, the parties agree to submit determination of the existence of such valid Claim or the amount to be paid pursuant to such Claim Notice to binding arbitration pursuant to the provisions of Article 10 except as otherwise provided in this section.

(e) Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Exchange Property.

ARTICLE 9
TAX MATTERS

Section 9.1 Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

(a) "**Adverse Consequences**" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

(b) "**Production Taxes**" shall mean all ad valorem, property, production, excise, net proceeds, severance, windfall profit and all other taxes and similar obligations assessed against the Exchange Property or based upon or measured by the ownership of the Exchange Property or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes.

Section 9.2 Production Tax Liability. Subject to the treatment of ad valorem taxes provided below, all Production Taxes shall be prorated between Buyer and Seller as of the Effective Date for all taxable periods that include the Effective Date. The Parties acknowledge that ad valorem taxes assessed against the Exchange Properties are measured by the value of the preceding year's production. Ad valorem taxes shall be the responsibility of the Party who owned the property when the production which is the basis for the tax assessment occurred. By way of illustration, 2007 ad valorem taxes payable in 2008 are based on the value of 2006 production so shall be the liability of and shall be paid by the Party which owned the Exchange Property in 2006. Each Party shall promptly furnish to the other copies of any ad valorem tax assessments and tax statements (or invoices therefor from the operator of the property) received by it pertaining to the respective Exchange Property. Each Party shall timely pay all ad valorem taxes for which it has liability under this Section and shall furnish to the other Party evidence of such payment. The Parties shall prorate the 2008 ad valorem taxes, payable in 2009, between them based upon the ratio of the volume of production which occurred pre- and post-Effective

Date. The Party owning the property shall pay such 2008 taxes and shall invoice the other Party for its proportionate share. Such Party shall reimburse the other Party within 30 days of its receipt of an invoice for its share of the 2008 ad valorem taxes.

Section 9.3 Tax Reports and Returns. For tax periods in which the Effective Date occurs, Seller agrees to immediately forward to Buyer copies of any tax reports and returns received by Seller after Closing and provide Buyer with any information Seller has that is necessary for Buyer to file any required tax reports and returns related to the Exchange Property. Buyer agrees to file all tax returns and reports applicable to the Exchange Property that Buyer is required to file after the Closing and, subject to the provisions of Section 9.2, to pay all required Production Taxes payable with respect to the Exchange Property.

Section 9.4 Transfer Taxes. Each Buyer shall pay all sales, transfer, use or similar taxes occasioned by the sale or transfer of the Exchange Property and all documentary, transfer, filing, licensing, and recording fees required in connection with the processing, filing, licensing or recording of any assignments, titles or bills of sale.

ARTICLE 10
ARBITRATION

Section 10.1 Arbitration. Other than Settlement Statement Disputes to be resolved pursuant to Article 7, no dispute in which the amount in issue is in excess of $1,000,000 shall be submitted to binding arbitration without the mutual agreement of the parties to arbitrate such dispute. Except for the foregoing and as otherwise provided in this Agreement, the following provisions shall apply to any arbitrations conducted pursuant to this Agreement:

(a) Within ten (10) days after written demand by either Party for arbitration, each Party shall appoint one arbitrator. The two arbitrators so appointed shall then appoint a third arbitrator. If either Party shall fail to appoint an arbitrator within the time stated, or if the two arbitrators so appointed fail within ten (10) days after the appointment of the second of them to agree on a third arbitrator, the arbitrator or arbitrators necessary to complete a panel of three (3) arbitrators shall be appointed by Judicial Arbiter Group, Inc. of Denver, Colorado. None of the arbitrators shall have any interest in either of the Parties or any affiliated or associated companies of the Parties.

(b) The arbitration proceeding shall be governed by Colorado law and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA (although the arbitration need not be administered by AAA), with discovery to be conducted in accordance with the Federal Rules of Civil Procedure, and with any disputes over the scope of discovery to be determined by the arbitrators.

(c) Any arbitration hearing shall be conducted in Denver, Colorado at a location to be mutually selected by the parties.

(d) At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate.

(e) Any award entered in the arbitration shall be made by a written opinion with detailed findings of fact and conclusions of law and stating the reasons and basis for the award made.

(f) The costs incurred in employing the arbitrators, including the arbitrators' retention of any independent qualified experts, shall be borne 50% by each Party.

The arbitrators' award may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment of such court.

ARTICLE 11
MISCELLANEOUS

Section 11.1 Survival of Provisions. The representations and warranties made herein shall survive the Closing and the delivery of the Conveyance but only for a period ending as of the date of execution or determination of the Final Settlement Statement but in no event greater than 120 days from the Closing (the "**Survival Period**"). The obligations of the Parties under this Agreement (to the extent the same are, by mutual agreement, not performed at Closing), survive the Closing and the delivery of the Conveyance. The foregoing notwithstanding, the Survival Period with respect to the Parties' indemnification obligations under Article 8 shall extend to the end of the Survival Period, except for the Parties' responsibility for the Retained Liabilities, which shall survive the Closing indefinitely.

Section 11.2 Titles for Convenience Only. The headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

Section 11.3 Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable. Should the whole or any portion of a condition be held void or invalid, as a matter of law, such holding shall not affect other portions thereof which can be given effect without the invalid or void portion.

Section 11.4 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and to their respective legal representatives, successors and assigns.

Section 11.5 Governing Law. This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the State of Colorado excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.

Section 11.6 Notices. Any notice given hereunder shall be in writing and shall be delivered personally, by facsimile or reputable courier, or by certified mail, return receipt requested, postage prepaid to the Parties at the following addresses:

Delta:

Delta Petroleum Corporation
Attn: Stanley F. Freedman, General Counsel
320 17th Street
Suite 4300
Denver, Colorado 80202
Phone: (303) 293-9133
Fax: (303) 575-0449

Teton:

Teton Energy Corporation
Attn: Dominic Bazile
410 17th Street, Suite 1850
Denver, CO 80202
Phone: 303 565-4604
Fax: 303 565-4606

Each Party may change its address at any time and from time to time by giving written notice to the other Parties. Notices shall be deemed delivered upon receipt.

Section 11.7 No Press Releases. No Party shall make any public announcement with respect to the transaction contemplated hereby without the consent of the other Party. The Parties shall agree on the contents of any press release and/or oral statement (collectively, the "Agreed Statements") that may be made by either or both of the Parties in respect of the transaction and the terms thereof, and neither Party shall make any public disclosure with respect to the transaction or the terms thereof that are not expressly contained within the Agreed Statements, unless and until such disclosure of the transaction or terms of the transaction are required to be disclosed, in the opinion of counsel of the disclosing Party, by rules of the Securities and Exchange Commission ("SEC"), any stock exchange on which such Party's stock is listed, or generally accepted accounting principles. The foregoing notwithstanding, any Party may make such public announcement as may be required under applicable law or the rules or requirements of any stock exchange to which the Party or its affiliates may be subject but each Party shall provide the other Party with a reasonable opportunity to review and comment on such announcement (other than routine SEC filings) prior to its release.

Section 11.8 Entire Agreement. This Agreement and its Exhibits and the Confidentiality Agreement signed in conjunction herewith attached as Exhibit H constitute the entire understanding between the Parties with respect to the subject matter hereof, superseding all related negotiations, prior discussions and prior agreements and understandings. No amendment hereto shall be binding unless mutually agreed to in a written instrument specifically made subject to this Agreement.

Section 11.9 Counterpart Execution. This Agreement may be executed in a number of counterparts, each of which shall be considered an original for all purposes, but shall not be binding until fully executed by all Parties.

Section 11.10 Compliance With Laws and Regulations. The Parties shall each comply with all orders, laws, rules and regulations of any government entity in connection with the transactions contemplated hereby.

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IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

TETON ENERGY CORPORATION

By: ______________________________
Name: Karl F. Arleth
Title: President and CEO

TETON PICEANCE LLC,
by Teton Energy Corporation, its Member Manager

By: ______________________________
Name: Karl F. Arleth
Title: President and CEO

DELTA PETROLEUM CORPORATION

By: ______________________________
Name: Roger A. Parker
Title: Chief Executive Officer

EXHIBITS

Exhibit A	Delta Leases (Part 1) and Excluded Properties (Part 2)
Exhibit B	Delta Wells
Exhibit C	Teton Leases (Part 1) and Excluded Properties (Part 2)
Exhibit D	Teton Wells
Exhibit E	Transition Services Agreement
Exhibit F	Conveyance
Exhibit G	Quitclaim Deed of Water Rights
Exhibit H	Confidentiality Agreement
Exhibit I	Special Warranty Deed of Surface Rights
Exhibit J	Contract Operator Agreement
Exhibit K	First Right of Purchase Agreement

SCHEDULES

Delta

Schedule 3.1(d) – Liens

Schedule 3.1(e) – Broker's Fees

Schedule 3.1(l) – Delta Material Agreements

Schedule 3.1(m) – Commitments

Schedule 3.1(p) – Consents and Preferential Rights

Teton

Schedule 3.2(d) – Liens

Schedule 3.2(e) – Broker's Fees

Schedule 3.2(l) – Teton Material Agreements

Schedule 3.2(m) – Commitments

Schedule 3.2(p) – Consents and Preferential Rights

Schedule 3.2(r) - AMIs